SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 14, 1999
                                                          --------------


                         ARIZONA PUBLIC SERVICE COMPANY
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Arizona                      1-4473                  86-0011170
----------------------------        -----------           ----------------------
(State or other jurisdiction        (Commission              (IRS Employer
     of incorporation)              File Number)          Identification Number)


400 North Fifth Street, P.O. Box 53999, Phoenix, Arizona          85004
--------------------------------------------------------          -----
       (Address of principal executive offices)                 (Zip Code)


                                 (602) 250-1000
              (Registrant's telephone number, including area code)


                                      NONE
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

     As of May 14, 1999, Arizona Public Service Company (the "Company" or "we") entered into a comprehensive Settlement Agreement with various other parties, including representatives of major consumer groups, related to the implementation of retail electric competition. This Settlement Agreement has been filed with the Arizona Corporation Commission (the "ACC") with a request for the ACC to establish a procedural schedule so that the ACC can review the settlement as soon as practicable. By its terms, the Settlement Agreement will not become effective unless and until the issuance of a final ACC order approving the Settlement Agreement without modification on or before August 1, 1999.

The following are the major provisions of the Settlement Agreement, which is attached as an exhibit to this Form 8-K and incorporated herein by reference:

* We will reduce rates for standard offer service for customers with loads less than 3 megawatts ("MW") in a series of annual rate reductions of 1.5% beginning July 1, 1999 through July 1, 2003, for a total of 7.5%. The first reduction includes the July 1, 1999 retail price decrease related to the 1996 regulatory agreement. See Note 6 of Notes to Condensed Financial Statements in Part I, Item 1 of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 (the "March 10-Q"). For customers having loads 3 MW or greater, standard offer rates will be reduced in annual increments that total 5% through 2002.

* Unbundled rates being charged by us for competitive direct access service (for example, distribution services) will become effective as of July 1, 1999, and will be subject to annual reductions, that vary by rate class, through 2003.

* There will be a moratorium on retail rate changes for standard offer and unbundled competitive direct access rates until July 1, 2004, except for the price reductions described above and certain other limited circumstances.

* We will be permitted to defer for later recovery prudent and reasonable costs of complying with the ACC electric competition rules, system benefits costs in excess of the levels included in current rates, and costs associated with our "provider of last resort" and standard offer obligations for service after July 1, 2004. These costs are to be recovered through an adjustment clause or clauses commencing on July 1, 2004.

* Our distribution system will be open for retail access on July 1, 1999. Customers will be eligible for retail access in accordance with the phase-in program expected to be ultimately adopted by the ACC under the electric competition rules when such rules become effective, with an additional 140 MW being made available to eligible non-residential customers. Unless subject to judicial or regulatory restraint, we will open our distribution system to retail access for all customers on January 1, 2001.

* We are currently recovering substantially all of our regulatory assets through July 1, 2004, pursuant to the 1996 regulatory agreement. See Note 6 in the March 10-Q. In addition, the Settlement Agreement states that we have demonstrated that our allowable stranded costs, after mitigation and exclusive of regulatory assets, are at least $533 million net present value. We will not be allowed to recover $183 million net present value of the above amounts. The Settlement Agreement provides that we will have the opportunity to recover $350 million net present value through a competitive transition charge ("CTC") that will remain in effect through December 31, 2004, at which time it will terminate. Any over/under-recovery will be credited/debited against the costs subject to recovery under the adjustment clause described above.

* We will form a separate corporate affiliate or affiliates and transfer thereto our generating assets and competitive services by December 31, 2002.

* Upon final approval of the Settlement Agreement by the ACC in an order no longer subject to judicial review, we will move to dismiss all of our litigation currently pending against the ACC.

     Upon final ACC order, we will discontinue the application of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," for our generation operations. This means that regulatory assets, unless reestablished as recoverable through ongoing regulated cash flows, are to be eliminated and the generation assets must be tested for impairment. The regulatory disallowance, which removes $234 million pre-tax ($183 million net present value) from ongoing regulatory cash flows, will be recorded as a net reduction of regulatory assets. This reduction will be reported as an extraordinary charge on the income statement. The regulatory assets to be recovered under this Settlement Agreement would be amortized as follows:

                                   (Millions)

                                                         1/1 - 6/30
         1999     2000      2001      2002       2003       2004        Total
         ----     ----      ----      ----       ----       ----        -----

         $164     $158      $145      $115        $86       $18          $686

ITEM 7. FINANCIAL STATEMENT, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c)  Exhibits

          Exhibit No.      Description
          -----------      -----------

             10.1          Settlement Agreement


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
                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   ARIZONA PUBLIC SERVICE COMPANY
                                           (Registrant)



Dated: May 19, 1999                By: Michael V. Palmeri
      -------------                   -----------------------------------
                                       Michael V. Palmeri
                                       Treasurer


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